Exhibit 99.1

J & J SNACK FOODS REPORTS FISCAL 2024 FOURTH QUARTER REVENUE OF $426.8 MILLION

Full Year Fiscal 2024 Revenue Increases 1.0% to $1.57 Billion; Gross Margin of 30.9% and Net Earnings of $86.6 Million Leads to Diluted EPS of $4.45 and

Adjusted EPS of $4.93 for the full year

Mount Laurel, NJ, November 13, 2024 - J&J Snack Foods Corp. (NASDAQ: JJSF) (the “Company”) today reported financial results for the fourth quarter (13 weeks) and full year (52 weeks) ended September 28, 2024.1

	Fourth Quarter		Full-Year
	Actuals	% v. LY	Actuals	% v. LY
Net Sales	$426.8M	-3.9%	$1,574.8M	1.0%
Operating Income	$39.8M	-4.5%	$117.5M	7.3%
Net Earnings	$29.6M	-2.6%	$86.6M	9.7%
Earnings per Diluted Share	$1.52	-3.2%	$4.45	9.1%

Adjusted Operating Income	$42.0M	-8.3%	$130.4M	8.5%
Adjusted EBITDA	$59.7M	-4.0%	$200.1M	10.2%
Adjusted Earnings per Diluted Share	$1.60	-7.5%	$4.93	9.6%

This press release contains non-GAAP financial measures. Please refer to the Non-GAAP Financial Measures section below for reconciliations to the most comparable GAAP measures.

1J&J’s fiscal 2023 fourth quarter and full year included an additional week, with reported results comparing 14 weeks in the fourth quarter of fiscal 2023 to 13 weeks in the fourth quarter of fiscal 2024. Likewise, reported results include 53 weeks for the full year 2023 results, compared to 52 weeks for fiscal 2024. For purposes of comparability, we will refer to “normalized” results to more accurately explain performance trends. For reconciliation of these “normalized” results to GAAP measures, please refer to the non-GAAP financial measures section below.

“J&J Snack Foods delivered another year of strong financial performance in fiscal 2024,” stated Dan Fachner, J&J Snack Foods Chairman, President, and CEO. “Our results demonstrate that we are successfully executing our strategy, improving operational efficiencies and margins, growing profits faster than sales and expanding growth opportunities across channels and customers. In addition to generating record annual sales and gross profit, we also set a new record for full-year Adjusted EBTIDA. For the year, we grew sales 1.0% on a reported basis and 2.8% comparing results on a normalized basis. I am especially proud of our double-digit growth in Adjusted EBITDA led by an 80-basis point improvement in gross margins to 30.9%, along with a 110-basis point improvement in Adjusted EBITDA margins for the year.

“Looking at our fiscal fourth quarter results, net sales decreased 3.9% as reported and increased 3.9% on a normalized basis. The loss of one week of sales had an even more pronounced impact on the quarter compared to prior year due to losing selling days the first week of July, peak seasonal sales days for our core business. I am pleased with our ability to grow sales on a normalized basis given the challenging consumer environment across many of our key customer channels including amusement, convenience, restaurants, and retail. These softer consumer trends, together with less sales days, had a marked impact on sales of core products including soft pretzels, churros, frozen beverages, frozen novelties, and Dippin Dots, negatively impacting gross margin mix, and creating production and supply chain inefficiencies as we balanced demand and inventory in our plants and distribution centers. This led to a gross margin of 31.8%, a 110-basis point decline compared to a record fiscal 2023 fourth quarter gross margin of 32.9%. Operating income and Adjusted EBITDA decreased 4.5% and 4.0%, respectively. Despite these challenges, we delivered net earnings as a percentage of sales of 6.9%, in-line with the prior year period, reflecting our success in managing costs and improving operating efficiencies.

“As we enter fiscal 2025, we remain confident in the growth potential of our core products and the success of our new product launches and client partnerships. For example, we continue to expand the breadth and depth of Dippin Dots across the theater channel and are preparing for the upcoming launch into retail. With a more compelling film slate in fiscal 2025, we are optimistic about the growth opportunity of Dippin Dots and Icee beverages in this channel and expect sales of our other products to improve as attendance trends improve. We are also seeing continued success with some of the largest national QSR chains and expect our recent churros launch in this channel to result in new opportunities.

“In summary, we are encouraged by the progress we are making in maximizing sales across all customer channels and enhancing our operational efficiencies. We have a diverse portfolio of beloved products and brands, presenting us with significant growth opportunities, both in terms of the products we sell as well as where we sell them. In addition, our strong balance sheet and liquidity, paired with our experienced leadership team, give us confidence in our ability to create long-term value for our employees, partners, and shareholders.”

Fourth Quarter Highlights

Net sales decreased 3.9% to $426.8 million in Q4 of fiscal 2024 and increased 3.9% on a normalized basis, compared to Q4 of fiscal 2023. The sales decline attributed to the additional week in Q4 2023 contributed to an estimated $4 million negative operating income impact on fourth quarter 2024 results.

Key highlights include:

●	Food Service segment sales declined 3.0% to $262.2 million, but increased 4.6% on a normalized basis versus Q4 ’23.
●	Retail segment sales declined 13.7% to $55.9 million, and decreased 5.7% on a normalized basis versus Q4 ’23.
●	Frozen Beverage segment sales declined 0.1% to 108.7 million, but increased 7.7% on a normalized basis versus Q4 ’23.
●

On a reported basis, core products, including Soft Pretzels, Churros, and Frozen Novelties, including Dippin Dots, all experienced sales declines in the quarter driven by one fewer week in Q4 ’24 vs. Q4 ’23 and softer consumer spending. This was partially offset by sales growth across Handhelds and Bakery.

Gross profit as a percentage of sales was 31.8% in Q4 ’24, or a 110 basis point decline versus a record Q4 ’23 gross profit rate. This reflects the negative impact from the shift in product mix between core and non-core products, and production and supply chain inefficiencies as we managed through softer consumer demand. Across our portfolio of raw materials, we experienced net mid-single-digit inflation, with the increase primarily driven by higher cost of cocoa/chocolate, and to a lesser extent, increases in the cost of sugar/sweeteners, eggs, and meats. These increases were somewhat offset by deflationary trends seen in flour, cheese and dairy, and mixes. Pricing adjustments and contractual cost true ups helped minimize the majority of the impact, but continued inflation in chocolates and sugar is driving consideration of further price increases and cost of goods initiatives to manage gross margins.

Total operating expenses of $95.7 million represented 22.4% of sales for the quarter, a 100 basis point improvement compared to 23.4% of sales in Q4 ’23.

●

Distribution costs of $46.0 million represented 10.8% of sales in the quarter, flat versus the prior year period, as investments in improving our supply chain network continue to drive expenses savings and distribution efficiencies.

●

Marketing and selling expenses of $31.1 million represented 7.3% of sales, versus 7.0% in the prior year period and continue to drive innovation, promote our brands and launch new selling opportunities.

●	Administrative expenses of $18.2 million represented 4.3% of sales in Q4 ’24, favorably comparing to 5.0% in Q4 ’23.

Adjusted operating income was $42.0 million in the fourth quarter of fiscal 2024, compared to $45.8 million in the prior year period, with the decline driven by lower overall sales and weaker gross margin mix partially offset by operational efficiencies. This led to net earnings in Q4 ’24 of $29.6 million, compared to $30.4 million in Q4 ’23. Our effective tax rate was 26.8% in Q4 ’24.

Fiscal 2024 Highlights

Net sales increased 1.0% to a record $1.57 billion for full year fiscal 2024, and 2.8% on a normalized basis versus full year fiscal 2023, reflecting solid performance across all three business segments for the full year.

Key highlights include:

●

Food Service sales grew 0.3% in fiscal 2024, and 2.4% on a normalized basis compared to the prior year, led by Churros and Handheld sales and to a lesser degree Bakery and Frozen Novelties sales. This was partially offset by declines in Soft Pretzel sales.

●

Retail sales continued their strong performance, growing 2.7% over the prior record year period and 4.4% on a normalized basis, driven by growth in handhelds and soft pretzels, partially offset by declines in Frozen Novelties and Biscuits.

●

Frozen Beverages segment sales grew 1.9% in fiscal 2024, and 3.0% on a normalized basis compared to the prior year. Reported sales were driven by 2.4% increase in Beverages and a 0.7% increase in Maintenance and Machine revenue.

Gross profit as a percentage of sales improved 80 basis points to 30.9% for fiscal 2024, favorably comparing to 30.1% for the prior year, with the increase largely attributable to the benefit of increased top-line demand, favorable product mix, more aligned pricing and cost, and targeted margin efficiencies.

Total operating expenses increased to 23.4% of sales, compared to 23.1% for fiscal 2023 largely reflecting the higher expenses around marketing to support our new product launches.

●	Distribution costs were 11.2% of sales for the year, versus 11.1% in the prior year period, reflecting improved supply chain efficiencies after adjusting for one-time transformation investments.
●	Marketing and selling expenses were 7.5% of sales, compared to 7.1% last year, driven by more marketing dollars aligned with new customer opportunities and product launches.
●	Administrative expenses were 4.7% of sales this year, compared to 4.8% last year, reflecting improved management of expenses and leverage from higher sales.

Fiscal 2024 operating income increased 7.3% to $117.5 million, versus $109.5 million for fiscal 2023, largely as the result of continued top-line growth, improved gross margins, and effective management of operating expenses.

Fiscal 2024 net earnings increased 9.7% to $86.6 million, compared to $78.9 million in fiscal 2023. Our effective tax rate was 27.2% in fiscal 2024, compared to 26.6% in the prior year.

Food Service Segment Fourth Quarter Highlights

●	Q4 ’24 food service sales totaled $262.2 million, or a decline of 3.0%, compared to Q4 ’23 sales of $270.3 million. Sales on a normalized basis grew 4.6%.
●

On a reported basis, churros’ sales declined 9.5% to $25.2 million, reflecting lower club and restaurant channel sales, partially offset by new business growth with a major QSR customer. Soft Pretzel sales declined 9.4% while Frozen Novelties sales declined 4.3%, driven primarily by a 9% decrease in Dippin’ Dots sales due to soft traffic in amusement and convenience channels. These declines were partially offset by 8.4% growth in Handheld sales.

●	Sales of new products and added placement with new customers totaled approximately $8.0 million, driven primarily by the addition of churros to the menu of two major QSR customers.
●	Q4 ’24 operating income decreased 12.7% to $15.3 million, versus the prior year period with the decrease primarily driven by the decline in overall sales and the shift in product mix.

Retail Segment Fourth Quarter Highlights

●	Q4’24 retail sales totaled $55.9 million, or a decline of 13.7%, compared to Q4 ’23. Sales on a normalized basis decreased 5.7%.
●

Soft Pretzel and Frozen Novelties sales declined, 19.3% and 16.8%, respectively, while sales of Biscuits were relatively flat, down 0.3%. These declines were partially offset by 14.9 % growth in Handheld sales driven by expanded distribution with a major mass merchant.

●	New product innovation contributed approximately $1.0 million in the quarter driven primarily by the growth of Superpretzel Bavarian sticks and frozen novelties.
●	Operating income for the quarter was $3.3 million, a decline of $0.4 million versus the prior year period driven entirely by softer sales in the quarter.

Frozen Beverages Segment Fourth Quarter Highlights

●	Frozen beverages segment sales totaled $108.7 million, flat compared to a record Q4 ’23. Sales on a normalized basis grew 7.7%.
●

Beverage sales were flat at $71.3 million, led by softness in the amusement/entertainment, convenience and QSR channels. Sales did improve for the theater channel, especially in July and September as the market started to see a higher volume of strong releases. The theater industry expects significant improvement in calendar 2025 as the schedule of new releases is much stronger.

●	Repair and Maintenance revenues declined 1.3%, versus the prior year period reflecting weaker maintenance call volumes, while Machine sales were up 1.7% in the quarter.
●

Q4 ’24 operating income increased 3.4% to $21.3 million for the quarter, compared to a Q4 ’23 operating income of $20.6 million, driven by improved product mix and effective management of operating expenses.

Conference Call

J & J Snack Foods Corp. will host a conference call to discuss results and business outlook on November 14, 2024, at 10:00 a.m. Eastern Time. Conference call participants should register by clicking on this Registration Link to receive the dial-in number and a personal PIN, which are required to access the conference call. A live audio webcast of the conference call will also be available on the Investors homepage at https://www.jjsnack.com/investors/.

About J & J Snack Foods Corp.

J & J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche, and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, DIPPIN’ DOTS ice cream, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, HOLA! CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS, and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, revenue growth and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements, and expectations regarding any current or future recovery in our industry (or the industries of our customers) and the future impact of our operational efficiency projects. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of management. We do not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include consumer spending, price competition, acceptance of new products, the pricing and availability of raw materials, transportation costs, changes in the competitive marketplace the uncertainty and ultimate economic impact of the COVID-19 pandemic or similar health outbreaks, and other risks identified in our annual report on Form 10-K, and our other filings with the Securities and Exchange Commission. Many of these factors are outside of the Company’s control.

Non-GAAP Financial Measures

Adjusted EBITDA consists of net earnings adjusted to exclude: income taxes (benefit); investment income; interest expense; depreciation and amortization; share-based compensation expense; net (gain) loss on sale or disposal of assets; impairment charges, restructuring costs, merger and acquisition costs, acquisition related inventory adjustments, strategic business transformation costs, and integration costs.

Adjusted Operating Income consists of operating income adjusted to exclude impairment charges, restructuring costs, merger and acquisition costs, acquisition related amortization expenses and inventory adjustments, strategic business transformation costs, and integration costs.

Adjusted Earnings per Diluted Share consists of net earnings adjusted to exclude impairment charges, restructuring costs, merger and acquisition costs, acquisition related amortization expenses and inventory adjustment, strategic business transformation costs, and integration costs. For purposes of comparability, the income tax effect of pre-tax adjustments is determined using statutory tax rates.

Normalized net sales related metrics are calculated excluding the impact of the additional week on prior year comparable sales results. For the full fiscal year comparative metrics, the additional week is defined as the week beginning on September 25, 2022. For the fiscal fourth quarter comparative metrics, the additional week is defined as the week beginning on June 25, 2023.

This press release contains certain non-GAAP financial measures; Adjusted EBITDA, Adjusted Operating Income, Adjusted Earnings per Diluted Share and Normalized Net Sales. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.

The non-GAAP financial measures presented within the Company's earnings release are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur income, expenses, gains and losses, similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.

The non-GAAP measures presented are utilized by management to evaluate the Company's business performance and profitability by excluding certain items that may not be indicative of our recurring core business operating results. The Company believes that these measures provide additional clarity for investors by excluding specific income, expenses, gains, and losses, in an effort to show comparable business operating results for the periods presented. Similarly, Management believes these adjusted measures are useful performance measures because certain items included in the calculations may either mask or exaggerate trends in the Company’s ongoing operating performance. See the reconciliation of Non-GAAP Financial Measures below.

Investor Contact:

Joseph Jaffoni, Norberto Aja, or Jennifer Neuman

JCIR

(212) 835-8500

jjsf@jcir.com

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Quarter ended		Fiscal year ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net sales	$426,756	$443,863	$1,574,755	$1,558,829
Cost of goods sold	291,225	298,119	1,088,630	1,088,964
Gross profit	135,531	145,744	486,125	469,865

Operating expenses
Marketing	31,085	31,234	118,805	110,258
Distribution	45,975	48,082	175,601	172,804
Administrative	18,171	22,375	74,771	75,425
Intangible asset impairment charges	-	1,678	-	1,678
Other general expense	458	672	(597)	182
Total operating expenses	95,689	104,041	368,580	360,347

Operating income	39,842	41,703	117,545	109,518

Other income (expense)
Investment income	963	1,024	3,228	2,743
Interest expense	(294)	(1,050)	(1,826)	(4,747)

Earnings before income taxes	40,511	41,677	118,947	107,514

Income tax expense	10,870	11,256	32,396	28,608

NET EARNINGS	$29,641	$30,421	$86,551	$78,906

Earnings per diluted share	$1.52	$1.57	$4.45	$4.08

Weighted average number of diluted shares	19,532	19,398	19,449	19,324

Earnings per basic share	$1.52	$1.58	$4.46	$4.10

Weighted average number of basic shares	19,444	19,306	19,389	19,257

	0.268	0.270	0.272	0.266

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share amounts)

	September 28,	September 30,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$73,394	$49,581
Accounts receivable, net	189,233	198,129
Inventories	173,141	171,539
Prepaid expenses and other	14,646	10,963
Total current assets	450,414	430,212

Property, plant and equipment, at cost
Land	3,684	3,684
Buildings	54,996	45,538
Plant machinery and equipment	475,194	445,299
Marketing equipment	317,269	296,482
Transportation equipment	15,796	14,367
Office equipment	48,589	47,393
Improvements	67,923	51,319
Construction in progress	28,592	56,116
Total Property, plant and equipment, at cost	1,012,043	960,198
Less accumulated depreciation and amortization	620,858	574,295
Property, plant and equipment, net	391,185	385,903

Other assets
Goodwill	185,070	185,070
Other intangible assets, net	182,256	183,529
Operating lease right-of-use assets	152,383	88,868
Other	3,793	3,654
Total other assets	523,502	461,121
Total Assets	$1,365,101	$1,277,236

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$243	$201
Accounts payable	89,268	90,758
Accrued insurance liability	16,933	15,743
Accrued liabilities	10,063	14,214
Current operating lease liabilities	19,063	16,478
Accrued compensation expense	23,325	23,341
Dividends payable	15,178	14,209
Total current liabilities	174,073	174,944

Long-term debt	-	27,000
Noncurrent finance lease liabilities	445	600
Noncurrent operating lease liabilities	140,751	77,631
Deferred income taxes	87,824	81,310
Other long-term liabilities	5,038	4,233

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 19,460,000 and 19,332,000 respectively	136,516	114,556
Accumulated other comprehensive loss	(15,299)	(10,166)
Retained Earnings	835,753	807,128
Total stockholders' equity	956,970	911,518
Total Liabilities and Stockholders' Equity	$1,365,101	$1,277,236

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Fiscal year ended
	September 28,	September 30,
	2024	2023
	(52 weeks)	(53 weeks)
Operating activities:
Net earnings	$86,551	$78,906
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation of fixed assets	63,411	56,616
Amortization of intangibles and deferred costs	7,190	6,525
Intangible asset impairment charges	-	1,678
(Gains) Losses from disposals of property & equipment	11	(409)
Share-based compensation	6,220	5,318
Deferred income taxes	6,434	10,935
(Gain) Loss on marketable securities	-	(8)
Other	(199)	323
Changes in assets and liabilities, net of effects from purchase of companies
Decrease in accounts receivable	7,931	11,399
(Increase) Decrease in inventories	(1,006)	9,475
(Increase) Decrease in prepaid expenses	(2,983)	5,924
Increase (Decrease) in accounts payable and accrued liabilities	(494)	(14,403)
Net cash provided by operating activities	173,066	172,279

Investing activities:
Payments for purchases of companies, net of cash acquired	(7,014)	-
Purchases of property, plant and equipment	(73,569)	(104,737)
Proceeds from redemption and sales of marketable securities	-	9,716
Proceeds from disposal of property and equipment	699	1,781
Proceeds from insurance for fixed assets	2,218	-
Net cash (used in) investing activities	(77,666)	(93,240)

Financing activities:
Proceeds from issuance of stock	15,740	15,212
Borrowings under credit facility	71,000	114,000
Repayment of borrowings under credit facility	(98,000)	(142,000)
Payments on finance lease obligations	(151)	(180)
Payment of cash dividend	(56,957)	(53,877)
Net cash (used in) provided by financing activities	(68,368)	(66,845)

Effect of exchange rates on cash and cash equivalents	(3,219)	2,206

Net increase (decrease) in cash and cash equivalents	23,813	14,400
Cash and cash equivalents at beginning of period	49,581	35,181
Cash and cash equivalents at end of period	$73,394	$49,581

J & J SNACK FOODS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited) (in thousands)

	Quarter ended		Fiscal year ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Sales to external customers:
Food Service
Soft pretzels	$58,252	$64,330	$222,237	$235,572
Frozen novelties	47,531	49,643	147,995	145,425
Churros	25,151	27,780	114,306	108,927
Handhelds	23,202	21,408	86,053	82,292
Bakery	99,674	96,319	387,129	378,149
Other	8,340	10,802	27,475	31,475
Total Food Service	$262,150	$270,282	$985,195	$981,840

Retail Supermarket
Soft pretzels	$15,734	$19,505	$61,744	$60,272
Frozen novelties	29,445	35,384	112,192	115,807
Biscuits	6,151	6,168	24,229	25,074
Handhelds	5,987	5,212	26,253	16,655
Coupon redemption	(1,130)	(1,625)	(3,162)	(2,561)
Other	(251)	201	52	181
Total Retail Supermarket	$55,936	$64,845	$221,308	$215,428

Frozen Beverages
Beverages	$71,322	$71,319	$230,030	$224,655
Repair and maintenance service	25,051	25,385	96,589	95,941
Machines revenue	11,309	11,116	38,188	37,933
Other	988	916	3,445	3,032
Total Frozen Beverages	$108,670	$108,736	$368,252	$361,561

Consolidated sales	$426,756	$443,863	$1,574,755	$1,558,829

Depreciation and amortization:
Food Service	$12,155	$10,926	46,131	$39,758
Retail Supermarket	288	543	1,736	1,966
Frozen Beverages	5,773	5,308	22,734	21,417
Total depreciation and amortization	$18,216	$16,777	$70,601	$63,141

Operating Income:
Food Service	$15,260	$17,472	$49,454	$49,778
Retail Supermarket	3,258	3,609	16,632	9,375
Frozen Beverages	21,324	20,622	51,459	50,365
Total operating income	$39,842	$41,703	$117,545	$109,518

Capital expenditures:
Food Service	$12,181	$20,767	$46,127	$79,388
Retail Supermarket	19	-	21	1,824
Frozen Beverages	4,998	7,498	27,421	23,525
Total capital expenditures	$17,198	$28,265	$73,569	$104,737

Assets:
Food Service	$971,600	$903,518	$971,600	$903,518
Retail Supermarket	34,609	34,232	34,609	34,232
Frozen Beverages	358,892	339,486	358,892	339,486
Total assets	$1,365,101	$1,277,236	$1,365,101	$1,277,236

 J & J SNACK FOODS CORP. AND SUBSIDIARIES

 NON-GAAP FINANCIAL MEASURES

 (Unaudited) (in thousands)

	Quarter ended		Fiscal year ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
	(52 weeks)	(53 weeks)	(52 weeks)	(53 weeks)

Reconciliation of GAAP Net Earnings to Adjusted EBITDA

Net Earnings	$29,641	$30,421	$86,551	$78,906
Income Taxes	10,870	11,256	32,396	28,608
Investment Income	(963)	(1,024)	(3,228)	(2,743)
Interest Expense	294	1,050	1,826	4,747
Depreciation and Amortization	18,216	16,777	70,601	63,161
Share-Based Compensation	1,378	1,383	6,220	5,318
Strategic Business Transformation Costs (2)	-	768	4,848	1,719
Net (Gain) Loss on Sale or Disposal of Assets	34	(154)	11	(409)
Impairment Costs	-	1,678	-	1,678
Acquisition Related Inventory Adjustment	-	-	183	-
Merger and Acquisition Costs	-	-	250	-
Integration Costs	222	-	427	570
Adjusted EBITDA	$59,692	$62,155	$200,085	$181,555

Reconciliation of GAAP Operating Income to Adjusted Operating Income

Operating Income	39,842	41,703	117,545	109,518
Strategic Business Transformation Costs (2)	-	768	4,848	1,719
Acquisition Related Amortization Expenses	1,946	1,679	7,190	6,716
Impairment Costs	-	1,678	-	1,678
Acquisition Related Inventory Adjustment	-	-	183	-
Merger and Acquisition Costs	-	-	250	-
Integration Costs	222	-	427	570
Adjusted Operating Income	$42,010	$45,828	$130,443	$120,201

Reconciliation of GAAP Earnings per Diluted Share to Adjusted Earnings per Diluted Share

Earnings per Diluted Share	$1.52	$1.57	$4.45	$4.08
Strategic Business Transformation Costs (2)	-	0.04	0.25	0.09
Acquisition Related Amortization Expenses	0.10	0.09	0.37	0.35
Impairment Costs	-	0.09	-	0.09
Acquisition Related Inventory Adjustment	-	-	0.01	-
Merger and Acquisition Costs	-	-	0.01	-
Integration Costs	0.01	-	0.02	0.03

Tax Effect of Non-GAAP Adjustments (1)	(0.03)	(0.06)	(0.18)	(0.14)

Adjusted Earnings per Diluted Share	$1.60	$1.73	$4.93	$4.50

(1) Income taxes associated with pre-tax adjustments determined using statutory tax rates

(2) Strategic business transformation costs are start-up costs related to our regional distribution center supply chain transformation.

 J & J SNACK FOODS CORP. AND SUBSIDIARIES

 NON-GAAP FINANCIAL MEASURES (CONT'D)

 (Unaudited) (in thousands)

Reconciliation of GAAP net sales to normalized net sales
	Quarter	Quarter	Quarter	Quarter	Quarter
	ended	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 28,	September 30,	Normalized
	2023	2023	2023	2024	2023	Sales Increase
	(14 weeks)	Impact of	(normalized)	(as reported)	(normalized)	(Decrease)
		additional week (1)
Net Sales to external customers:
Total Food Service	270,282	(19,596)	250,686	262,150	250,686	4.6%

Total Retail Supermarket	64,845	(5,523)	59,322	55,936	59,322	-5.7%

Total Frozen Beverages	108,736	(7,871)	100,865	108,670	100,865	7.7%

Consolidated net sales	443,863	(32,990)	410,873	426,756	410,873	3.9%

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
	ended	ended	ended	ended	ended	Normalized
	September 30,	September 30,	September 30,	September 28,	September 30,	Sales Increase
	2023	2023	2023	2024	2023	(Decrease)
	(53 weeks)	Impact of	(normalized)	(as reported)	(normalized)
		additional week (2)
Net Sales to external customers:
Total Food Service	981,840	(20,125)	961,715	985,195	961,715	2.4%

Total Retail Supermarket	215,428	(3,460)	211,968	221,308	211,968	4.4%

Total Frozen Beverages	361,561	(4,079)	357,482	368,252	357,482	3.0%

Consolidated net sales	1,558,829	(27,664)	1,531,165	1,574,755	1,531,165	2.8%

(1) For fiscal fourth quarter comparative metrics, the additional week is defined as the week beginning on June 25, 2023.

(2) For the full fiscal year comparative metrics, the additional week is defined as the week beginning on September 25, 2022.